Exhibit 10.1

April 21, 2025

Mr. Henry Abbott

Dear Henry,

ServisFirst would like to retain you in a consulting role on a month-to-month basis following the end of your employment with ServisFirst Bank.

●	We will provide you payment in the amount of $23,045.23 for the first month.
●	Every month worked there after we will provide you payment in the amount of $12,753.57.
●	All other benefits end after the first month of continued salary.
●	You would have no management responsibilities and would not be required to maintain office hours, but would be expected to commit 20 hours per week on average to this role.

Either party (Bank or Henry) can end the arrangement at any time after the 2nd month but will continue as long as both parties agree to continue. Either one can cancel after that at any time.

We appreciate your consideration of this proposal and look forward to partnering with you.

Sincerely,

/s/ Rodney Rushing

Rodney Rushing

Executive Vice President

Chief Operating Officer

ServisFirst Bank

/s/ Henry Abbott